EXHIBIT 10.1

(1) MAGYAR TELECOM B.V.

- AND -

(2) VISION 10 LIMITED

AMENDED AND RESTATED

MANAGEMENT SERVICE CONTRACT

April 27, 2007

THE AGREEMENT BETWEEN

(1)	MAGYAR TELECOM B.V., a private company with limited liability incorporated under the laws of The Netherlands having its registered office at Teleporteboulevard 140, 1043EJ Amsterdam, The Netherlands (the “Company”); and

(2)	VISION 10 LIMITED, a limited liability company with its registered seat at – Top Floor, 14 Athol Street, Douglas, Isle of Man, IM1 1JA (the “Service Company”),

dated as of the 7th day of July 2004, is amended and restated as of the 27th day of April, 2007, as set forth below.

RECITALS

1. The Company, after completion of the Sale (referenced in Recital 4 below), will be the holding company for a group of companies involved in the telecommunications sector in Hungary and Romania (the “CEE Subsidiaries”), including, without limitation, (a) Invitel Távközlési Szolgáltató Rt., a Hungarian joint-stock company with its registered seat at H-2040 Budaörs, Puskás Tivadar 8-10 (“Invitel”), (b) Hungarotel Távközlési Zrt, with its registered seat at H-1113 Budapest, Bocskai út 134-146, Dorottya Udvar, (c) Pantel Távközlési Kft., with its registered seat at H-1113 Budapest, Bocskai út 134-146. The Company and the Service Company are parties to a Management Service Agreement, dated July 7, 2004 (as amended on                     , the “Original Service Agreement”).

2. The Service Company specializes in the provision of consultants that can serve as “contract” directors and/or management of companies in the telecommunications sector on a medium to long-term basis.

3. Invitel Holdings N.V., a company incorporated in the Netherlands Antilles and whose registered office is at Pareraweg 45, Curacao, Netherlands Antilles (“Invitel Holdings”) owns 100% of the issued share capital of Matel Holdings N.V., a limited liability company (naamloze vennootschap) incorporated in the Netherlands Antilles and whose registered office (zetel) is at Kaya W.F.G. (Jombi) Mensing 14, Curaçao, Netherlands Antilles (the “Parent”), which in turn owns or controls, either directly or through its subsidiaries, the Company and V-holding Tanácsadó Zrt., or through treasury shares, approximately 99.98% of the outstanding share capital of Invitel.

4. Pursuant to a sale and purchase agreement (the “Purchase Agreement”) made and entered into as of the eighth day of January 2007, Invitel Holdings agreed to sell (the “Sale”) 100% of the issued share capital of the Parent to Hungarian Telephone and Cable Corp. (“HTCC”), a company incorporated in Delaware, United States of America and whose principal place of business is at 1201 3rd Avenue, Suite 3400, Seattle, WA 98101-3034, United States of America.

5. The parties to the Purchase Agreement have expressly agreed therein that the Original Service Agreement shall be amended to reflect certain changes, and the Company and the Service Company desire to amend and restate the Original Service Agreement (such amendment and restatement to be effective upon completion of the Sale) to provide for the continued delegation of a consultant from the Service Company to provide long-term strategic advice to the Company, HTCC and the CEE Subsidiaries and to serve as Chief Executive Officer of HTCC (the “Services”).

6. The Service Company is prepared to continue its delegation of a consultant to the Company to provide the Services in accordance with the terms and subject to the conditions set forth herein.

ARTICLE I

DEFINITIONS

Section 1.1 Definitions. The following capitalized terms shall have the following definitions and such definitions shall be equally applicable to both the singular and the plural forms of the terms defined:

“Affiliate” shall mean, with respect to any Person, any other Person which, directly or indirectly, owns more than 50% of the voting securities or partnership or other membership or ownership interests of, or controls, or is owned or controlled by, or is under common control with, the specified Person. For purposes of this definition, the term “control” as applied to any Person, means the possession, directly or indirectly, of the power to direct or cause the direction of the management of that Person, whether through ownership of voting securities or otherwise. For avoidance of doubt, “Affiliates” of the Company hereunder shall include Invitel and HTCC.

“Agreement” shall mean this Management Services Agreement, as hereafter amended, modified or supplemented from time to time in accordance with the terms hereof.

“Board” shall mean the Board of Directors of HTCC.

“Chairman” shall mean the chairman of the Board of Directors of HTCC.

“Company” shall have the meaning set forth in the first paragraph of this Agreement.

“Confidential Information” shall have the meaning set forth in Section 6.1.

“Delegee” shall have the meaning set forth in Section 3.1.

“Disputes” shall have the meaning set forth in Section 8.1(a).

“Euro” or “EUR” shall mean the currency introduced on January 1, 1999 at the start of the third stage of European economic and monetary union pursuant to the Treaty.

“Exchange Act” shall mean the US Securities and Exchange Act of 1934.

“Fee” shall have the meaning set forth in Section 4.1.

“Financial Statements” shall have the meaning set forth in Section 4.3.

“Gratuities” shall have the meaning set forth in Section 3.4(e).

“ICC” shall mean the International Chamber of Commerce.

“Included Amounts” shall have the meaning set forth in Section 4.4.

“Intellectual Property” shall mean, collectively, letters, patents, trade marks, service marks, designs, copyrights, utility models, design rights, applications for registration of any of the foregoing and the right to apply for them in any part of the world, inventions, drawings, computer programs, confidential information, know-how and rights of like nature arising or subsisting anywhere in the world in relation to all of the foregoing, whether registered or unregistered.

“Lump Sum” shall have the meaning set forth in Section 4.1.

“Management Service Fee” shall have the meaning set forth in Section 4.1.

“Mandatory Perfunctory Agreement” shall have the meaning set forth in Section 4.2.

“Parties” shall mean, collectively, the Company and the Service Company.

“Person” shall mean any individual, partnership, joint venture, corporation, trust, unincorporated organization, government or other entity.

“Repatriation Costs” shall mean, upon the termination of this Agreement, the reasonable and documented costs incurred by the Service Company or the Delegee in moving the Delegee and his or her family and their personal effects back to the country in which they lived prior to the delegation hereunder.

“Secretary General” shall mean the Secretary General of the International Court of Arbitration of the ICC.

“Services” shall have the meaning set forth in the Fifth Recital.

“Service Company” shall have the meaning set forth in the first paragraph of this Agreement.

“Taxes” shall mean all taxes, assessments, charges, duties, fees, levies or other governmental charges, including, without limitation, all national, state, local, foreign and other income, franchise, profits, capital gains, capital stock, transfer, sales, use, occupation, property, excise, severance, windfall profits, stamp, license, payroll, social security, withholding and other taxes, assessments, charges, duties, fees, levies or other governmental charges of any kind whatsoever (whether payable directly or by withholding and whether or not requiring the filing of a tax return), all estimated taxes, deficiency assessments, additions to tax, penalties and interest and shall include any liability for such amounts as a result either of being a member of a combined, consolidated, unitary or affiliated group or of a contractual obligation to indemnify any Person or other entity in or outside of Hungary.

“Treaty” shall mean the treaty establishing the European Community being the Treaty of Rome of March 25, 1957, as amended by the Single European Act 1986, the Maastricht Treaty (which was signed at Maastricht on February 7, 1992) and the Treaty of Amsterdam (which was signed in Amsterdam on October 2, 1997).

“Trigger Event” shall have the meaning set forth in Section 4.5.

“Trigger Event Bonus” shall have the meaning set forth in Section 4.5.

ARTICLE II

EFFECTIVENESS

This Agreement shall come into full force and effect on, and the effectiveness of this Agreement is contingent upon, the completion of the Sale. Pending completion of the Sale, the Original Service Agreement shall remain in full force and effect without amendment. In the event that the Purchase Agreement is terminated for any reason whatsoever, this Agreement shall be null and void and of no force and effect.

ARTICLE III

DELEGATION SERVICES

Section 3.1 Delegation of Delegee. The Company hereby engages the Service Company to delegate to the Company, at all times during the term of this Agreement, at least one consultant, representative, member of management or employee of the Service Company with at least three years’ experience in senior management in the telecommunications sector whom, if he or she meet with the approval of the Board, will provide the Services to the Company and its Affiliates (any such person from time to time delegated by the Service Company hereunder, a “Delegee”). The Parties hereby acknowledge and agree that, in order for the Delegee to have access to the requisite information and be in a position to provide the Services to the Company and its Affiliates most efficiently, during the term of this Agreement, subject to the terms hereof the Delegee will be appointed by the Board to serve as Chief Executive Officer of the Company and/or any of its Affiliates; provided that, during the service by any Delegee hereunder as an officer and/or director of the Company and/or any of its Affiliates, the Delegee shall be covered by a Directors and Officers Insurance Policy in accordance with the general policy of the Company from time to time. The termination by the Service Company of the delegation of the first or any subsequent person serving as the Delegee hereunder, and any resulting delegation of any replacement person by the Service Company to the Company or any of its Affiliates to serve as the Delegee hereunder shall require the prior written approval of the Board.

Section 3.2 Status of Delegee. The Delegee shall at all times remain a representative, a member of management, a consultant or an employee of the Service Company, and at no time shall become an employee of or otherwise have or be deemed to have any contractual relationship with the Company or its Affiliates, other than such employment, mandate or similar agreement as may be required (a) by applicable law or (b) to obtain a work or residence permit for the Delegee in the Netherlands, Hungary or any other country from which the Delegee shall perform the Services hereunder (any such agreement, a “Mandatory Perfunctory Agreement”); provided that the fees or salary under any such Mandatory Perfunctory Agreement shall be de minimus (or, in the case of an employment contract, the minimum required by the law in the country from which the Delegee shall perform the Services hereunder). Furthermore, the Service Company and/or the Delegee shall be responsible for paying any and all Taxes payable by the Service Company and/or the Delegee in the country(ies) from which the Delegee shall perform the Services hereunder, and the Company and its Affiliates shall in no way be responsible for the same.

Section 3.3 Duties of the Delegee. The Service Company shall ensure that each and every Delegee shall at all times during the period of his or her delegation:

(a) notwithstanding his or her status as an employee of the Service Company, faithfully and diligently perform such duties and exercise such powers consistent with them as the Board or, if the Company shall have seconded the Delegee to Invitel or HTCC, the Chairman may from time to time properly assign to or confer upon him or her in his or her capacity as the Delegee (and, if the Delegee shall have been appointed as Chief Executive Officer of the Company or any of its Affiliates, as the Chief Executive Officer of such Person);

(b) if and so long as the Board or, if the Company shall have seconded the Delegee to Invitel or HTCC, the Chairman so directs, perform and exercise said duties and powers on behalf of the Company and/or any of its Affiliates as an officer or director of such Person;

(c) do all in his or her power to protect, promote, develop and extend the business interests and reputation of the Company and its Affiliates;

(d) at all times and in all respects conform to and comply with the lawful and reasonable directions of the Board or, if the Company shall have seconded the Delegee to Invitel or HTCC, the Chairman;

(e) promptly give to the Board or, if the Company shall have seconded the Delegee to Invitel or HTCC, the Chairman (in writing if so requested) all such information, explanations and assistance as they may require in connection with the business and affairs of the Company, Invitel, HTCC and any other Affiliate of the Company for which he or she is required to perform duties;

(f) unless prevented by sickness, injury or other incapacity or as otherwise agreed by the Board or, if the Company shall have seconded the Delegee to Invitel or HTCC, the Chairman, devote the whole of his or her time, attention and abilities during his or her hours of work (which shall be normal business hours and such additional hours as may be reasonably necessary for the proper performance of his or her duties, it being understood that with respect to the latter the Service Company shall be responsible for any payment to the Delegee for any such overtime) to the business and affairs of the Company, Invitel, HTCC and any other Affiliate of the Company for which he or she is required to perform duties; and

(g) work at any such place of business of the Company, Invitel, HTCC or any other Affiliate of the Company which the Board or, if the Company shall have seconded the Delegee to Invitel or HTCC, the Chairman may reasonably require for the proper performance and exercise of his or her duties and powers, and each and every Delegee may be required to travel on the business of the Company, Invitel, HTCC and any other Affiliate of the Company for which he or she is required to perform duties, provided that any change in the residence of the Delegee shall be subject to the mutual agreement of the parties.

Section 3.4 Further Stipulations as to Delegee. The Service Company shall ensure that, during the term of this Agreement, unless otherwise agreed in writing by the Board, any Delegee shall:

(a) refrain from entering into any other employment or occupation;

(b) refrain from directly or indirectly carrying on or being engaged, concerned or interested in any other business which is similar to or has dealings with the Company or any of its Affiliates;

(c) refrain from entering into any transaction on his or her own account which falls within the business activity of the Company or any of its Affiliates;

(d) present any business opportunities identified by him or her which are within the scope of activities of the Company and its Affiliates solely to the Company;

(e) refrain from directly or indirectly procuring, accepting or obtaining for his or her own benefit (or for the benefit of any other person) any payment, rebate, discount, commission, vouchers, gift, entertainment or other benefit (all such benefits, “Gratuities”) from any third party in respect of any business transacted or proposed to be transacted (whether or not by him or her) by or on behalf of the Company or any Affiliate of the Company;

(f) observe the terms of any policy issued by the Company or any of its Affiliates in relation to Gratuities;

(g) immediately disclose and account to the Company for any Gratuities received by him or her (or by any other person on his or her behalf or at his or her instruction); and

(h) prior to commencing to perform the services of a Delegee hereunder, sign and deliver to the Company an undertaking in favor of the Company substantially in the form of Schedule 2.4(h).

Section 3.5 Absence of Delegee. The Parties acknowledge that, under the terms of the employment or other relationship between the Service Company and each Delegee, such Delegee will be entitled to 25 vacation days annually. The Service Company agrees to procure that each Delegee coordinates with the Company (or, if the Delegee shall have been seconded to Invitel, HTCC or another Affiliate of the Company, with such Affiliate) in the taking of such vacation days so as to minimize the impact of such vacation days on the Services rendered hereunder.

ARTICLE IV

FEES, EXPENSES AND OTHER BENEFITS

Section 4.1 Fee. As consideration for the Services provided hereunder, the Company shall pay the Service Company an annual fee (the “Management Service Fee”) equal to EUR 343,750 plus an amount (the “Lump Sum” and together with the Management Service Fee, the “Fee”) equal to a set amount per annum to cover any costs, expenses and disbursements incurred by the Service Company in connection with the performance of this Agreement (excluding those costs and expenses referred to in Section 3.7), payable in equal monthly installments in arrears on or about the 28th of each calendar month or as otherwise agreed with the Chairman (provided that said payment shall occur no sooner than five days after the Company shall receive the relevant invoice from the Service Company). The Parties acknowledge that the foregoing Fee has been set based on the assumption that the Delegee shall be initially required to perform his or her work hereunder from Budapest, Hungary, and takes into account the salary and other amounts that shall be paid to him or her by the Service Company in view of the cost of living there. If the Delegee shall be assigned by the Company to another city in accordance with Section 3.3(g), then the Parties will reasonably re-negotiate the Fee to account for any cost of living increase to which the Delegee may be subject.

Section 4.2 Increases in Fee. The Fee payable to the Service Company under Section 4.1 shall be reviewed annually on each anniversary of this Agreement and increased by such amount as agreed by the Parties from time to time.

Section 4.3 Annual Performance Premium. The Company shall award the Service Company an annual performance premium (the “Annual Performance Premium”) to be evaluated, calculated and paid by the Company within seven days of the finalisation of the annual financial statements of the Company by its auditors (the “Financial Statements”). Unless otherwise agreed by the Board or, if the Delegee shall have been seconded to Invitel or HTCC, the Chairman and the Service Company, the Annual Performance Premium shall be up to a maximum of 50% of the Management Service Fee for the financial year of the relevant Financial Statements.

Section 4.4 Inclusiveness of Fee and Annual Performance Premium. The Fee and the Annual Performance Premium are deemed to include any and all payments due under any Mandatory Perfunctory Agreement, directors fees, car allowance or similar payments that are paid on occasion to actual employees of the Company or its Affiliates (“Included Amounts”); provided that, the Company shall procure that, during any secondment of any Delegee to a CEE Subsidiary, such CEE Subsidiary shall provide such Delegee with a fully expensed (in accordance with Company policy) company car and company mobile phone, to be used by the Delegee in accordance with the relevant policies of the Company in effect from time to time, and “Included Amounts” hereunder shall not include the costs of such company car and company mobile phone. If, in order to comply with mandatory provisions of law or otherwise, any Included Amounts are paid from time to time by the Company or its Affiliates to any Delegee, then the Company shall have the right to deduct an amount equal to the same from the Fee or the Annual Performance Premium payable to the Service Company hereunder.

Section 4.5 Transaction Bonus. (a) In the event of a Trigger Event in which the per share consideration, determined on a fully diluted basis, to be received by holders of shares of HTCC common stock (the “Per Share Consideration”) shall equal at least the Agreed HTCC Share Price (as defined in the Purchase Agreement and subject to Section 4.5(b)), the Service Company shall be entitled to a bonus (the “Trigger Event Bonus”) in an amount and subject to the terms set forth on Exhibit A attached hereto. Such Trigger Event Bonus shall be paid at or immediately prior to the date of such Trigger Event. In the event this Agreement is terminated prior to a Trigger Event, other than by the Service Company for “Good Reason” (as defined in Section 7.2(a)(iii)) or by the Company without “Cause” (as defined in Section 7.2(b)(iv)), the Service Company shall not be entitled to any Trigger Event Bonus. In the event the Agreement is terminated by the Company without Cause or by the Service Company for Good Reason prior to a Trigger Event, the Service Company shall be entitled to a pro rata portion of the Trigger Event Bonus as provided in Section 7.2(b)(vi). For the avoidance of doubt, the Trigger Event Bonus shall only be payable with respect to the first Trigger Event to be completed and shall not be payable for any future Trigger Events. “Trigger Event” shall mean the first to occur of (i) any transaction or series of transactions, including a consolidation or merger of HTCC where the shareholders of HTCC, immediately prior to such transaction or series of related transactions, would not, immediately after such transaction or series of related transactions, beneficially own (as such term is defined in Rule 13d-3 under the Exchange Act), directly or indirectly, shares representing in the aggregate 50% or more of the combined voting power of the securities of the surviving entity (or its ultimate parent) of such transaction or series of related transactions or (ii) a sale by HTCC of all or substantially all of its assets (other than to an Affiliate).

(b) In the event of any change in the outstanding HTCC common stock as a result of any stock split, spin-off, stock dividend, reverse stock split, stock combination, or reclassification, recapitalization or merger, or similar event, the HTCC Agreed Share Price shall be adjusted appropriately to take account of such change.

Section 4.6 Note Agreement Bonus. Promptly (and in any event within 10 days after) the successful closing of a floating-rate debt offering by HTCC or any of its Affiliates as part of the refinancing of debt incurred for the Sale, the Company shall pay, or cause one of its Affiliates to pay, the Service Company a bonus in an amount equal to EUR 250,000, provided that the this Agreement has not been previously terminated for any reason as of the closing date of such offering. Except as set forth in this Agreement, this Section 4.6 shall not entitle, or create any rights of the Service Company to receive, any additional or future bonus in connection with future rounds of financing or re-financing of existing financial arrangements of the Company of its Subsidiaries.

Section 4.7 Delegee’s Expenses. During the term of this Agreement, the Company shall or shall procure that one or more CEE Subsidiaries reimburse the Delegee directly in respect of all reasonable traveling (when related to business, at business class rates), accommodation, entertainment and other similar out-of-pocket expenses wholly, exclusively and necessarily incurred by the Delegee in or about the performance of his or her work for and on behalf of the Company or any CEE Subsidiary, provided that the Delegee shall provide appropriate evidence (including original receipts, invoices, tickets and/or vouchers as may be appropriate) of all expenses in respect of which he or she claims reimbursement under Clause 3.7 and otherwise abide by the general policy in effect with respect to the Company and the CEE Subsidiaries from time to time.

ARTICLE V

INTELLECTUAL PROPERTY

If at any time during the term of this Agreement, any Delegee makes or discovers or participates in the making or discovery of any Intellectual Property relating to or capable of being used in the business of the Company or any Affiliate of the Company, the Service Company shall procure that the Delegee immediately disclose full details of such Intellectual Property to the Company and at the request and expense of the Company do all things which may be necessary or desirable for obtaining appropriate forms of protection for the Intellectual Property in such parts of the world as may be specified by the Company and for vesting all rights in the same in the Company or its nominee.

ARTICLE VI

CONFIDENTIALITY; NON-COMPETE

Section 6.1 Confidential Information. The Service Company recognizes and acknowledges that all information pertaining to the affairs, business, suppliers, customers or other relationships of the Company or any of its Affiliates, as such information may exist from time to time, is confidential information (to be referred to hereinafter as “Confidential Information”) and is a unique and valuable asset of the Company, access to and knowledge of which are essential to the performance by the Delegee of the Service Company’s services under this Agreement. The Service Company further acknowledges that such Confidential Information, shall include, without limitation, the following:

(a) any business secrets of the Company or any Affiliates of the Company;

(b) any information in respect of which the Company or any Affiliate of the Company is bound by an obligation of confidence to any third party;

(c) strategies and plans of the Company or any Affiliate of the Company;

(d) information and details of and concerning the engagement, employment and termination of employment of any mandatee or employee of the Company or any Affiliate of the Company;

(e) information and details of and concerning the engagement, service and termination of engagement and services of the Service Company hereunder;

(f) pricing and other strategies of the Company and its Affiliates;

(g) sales figures of the Company and its Affiliates;

(h) lists of suppliers of the Company and its Affiliates and their terms of supply;

(i) information concerning any litigation of the Company and its Affiliates proposed, in progress or settled; and

(j) any other information made available to the Delegee which is identified to the Delegee as being of a confidential nature.

The Service Company shall use all reasonable endeavours to procure that each and every Delegee hereunder does not (other than in the proper performance of this Agreement, without the prior written consent of the Board (or, if the Delegee shall have been seconded to Invitel or HTCC, the Chairman), or unless ordered by a court of competent jurisdiction, at any time either during the term of this Agreement or after its termination, disclose or communicate to any person or use for his or her own benefit or the benefit of any Person, other than the Company or any of its Affiliates, any Confidential Information which may come to the knowledge of such Delegee in the performance of this Agreement and the Service Company shall during the term of this Agreement use all reasonable endeavours to prevent the unauthorized publication or misuse of any Confidential Information by the Delegee, provided that such restrictions shall cease to apply to any Confidential Information which may enter the public domain other than through the default of the Delegee.

Section 6.2 Proprietary Information. All Confidential Information concerning the business of the Company and its Affiliates or any of its or their suppliers, agents, distributors, customers or others which shall have been acquired, received or made by any Delegee during the term of this Agreement, shall be the property of the Company and the Service Company shall use all reasonable endeavours to procure that the same shall be surrendered by the each Delegee to someone duly authorized by the Board at the termination of this Agreement or at the request of the Board at any time during the term of this Agreement and no copies of Confidential Information shall be made in any form which are not retained by the Company.

Section 6.3 Publication of Information. The Service Company shall use all reasonable endeavours to procure that the Delegee refrains from, without the prior written consent of the Board (or, if the Delegee shall have been seconded to Invitel or HTCC, the Chairman), either directly or indirectly, publishing any opinion, fact or material or delivering any lecture or, except for unforeseeable events, addressing or participating in the making of any film, radio broadcast or television transmission or communicating with any representative of the media or unauthorized third party relating to the business or affairs of the Company or any Affiliate of the Company or to any of its or their officers, employees, customers/clients, suppliers, distributors, agents or shareholders or to the development or exploitation of Intellectual Property. For the purpose of this Article V, “media” shall include television (terrestrial, satellite and cable), radio, newspapers and other journalistic publications.

Section 6.4 Non-Compete.

(a) The Service Company acknowledges that during the term of this Agreement each and every Delegee will receive and have access to confidential information of the Company and the Affiliates of the Company (including, without limitation, those matters specified in Sections 6.1 through 6.3) and he or she will also receive and have access to detailed client lists and information relating to the operations and business requirements of those clients and accordingly it is willing to enter into the covenants set forth in this Section 6.4 in order to provide the Company and its Affiliates with what the Parties consider to be reasonable protection for those interests.

(b) The Service Company shall use all reasonable endeavours to ensure that each Delegee does not during the term of this Agreement and for the period of 24 months after the delegation of such Delegee to the Company hereunder, without the prior written consent of the Company, either alone or jointly with or on behalf of any Person directly or indirectly carry on or set up or advise or be engaged by or otherwise assist in or be interested in any capacity (including without limitation as a shareholder) in a business anywhere within Hungary which is similar to or in competition with the business of the Company and any of its Affiliates as such business is carried on as of the date hereof and at the date of such termination.

(c) Without limiting the generality of Section 6.4(b), the Service Company shall use all reasonable endeavours to ensure that the Delegee will not for the period of 24 months after the termination of the delegation of such Delegee to the Company hereunder, without the prior written consent of the Company, either alone or jointly with or on behalf of any Person directly or indirectly:

(i) in connection with the carrying on of any business in competition with the business of the Company and any of its Affiliates do business with any Person who does or has at any time during the period of 24 months immediately preceding the date of such termination done business with the Company or any Affiliate of the Company in Hungary as a customer or client and with whom the Delegee shall have had dealings in the performance of this Agreement;

(ii) in connection with the carrying on of any business in competition with the business of the Company or any of its Affiliates, canvass, solicit or approach or cause to be canvassed or solicited or approached for orders in respect of any services provided and/or any goods of the type sold by the Company or any of its Affiliates, any Person who or which at the date of termination of the delegation of such Delegee to the Company hereunder or at any time during the period of 24 months prior to that date is or was a customer or client of the Company or any Affiliate of the Company in Hungary and with whom or which the Delegee shall have had dealings during the course of performance of this Agreement; or

(iii) solicit or entice away or endeavour to solicit or entice away from the Company or any Affiliate of the Company any Person who at the date of termination of the delegation of such Delegee to the Company hereunder or at any time during the period of 24 months prior to that date is or was employed or engaged by the Company or any Affiliate of the Company, who is a member of the management team of the Company or any Affiliate of the Company and with whom the Delegee shall have had contact during the course of providing Services hereunder (whether or not such Person would commit a breach of his or her contract of employment by so doing).

Section 6.5 Effect of Termination. Upon the termination of this Agreement (for whatever reason and howsoever arising), the Service Company shall use all reasonable endeavours to procure that the Delegee:

(a) shall not take away, conceal or destroy but shall immediately deliver up to the Company all documents (which expression shall include, without limitation, notes, memoranda, correspondence, drawings, sketches, plans, designs and any other material upon which data or information is recorded or stored) relating to the business or affairs of the Company or any Affiliate of the Company or any of their clients/customers, shareholders, employees, officers, suppliers, distributors and agents (and the Delegee shall not be entitled to retain any copies or reproductions of any such documents), together with any other property belonging to the Company or any Affiliate of the Company which may then be in its possession or under its control;

(b) shall not at any time thereafter make any untrue or misleading oral or written statement concerning the business and affairs of the Company or any Affiliate of the Company nor represent itself or permit itself to be held out as being in any way connected with or interested in the business of the Company or any Affiliate of the Company (except for complying with any applicable statutory requirements); or

(c) shall not at any time thereafter use the names “HTCC,” “Hungarian Telephone & Cable Corp.,” “Pantel,” “Hungarotel,” “Matel B.V.” or “Invitel” or any name capable of confusion with such name (whether by using such name as part of a corporate name, a trademark, in marketing materials or otherwise).

Section 6.6 Enforceability. While the restrictions on the Service Company in this Article VI are considered by the Parties to be reasonable in all the circumstances, it is agreed that if any restriction shall be adjudged to be void or ineffective for whatever reason but would be adjudged to be valid and effective if part of the wording thereof were deleted or the periods thereof reduced or the area thereof reduced in scope, the said restrictions shall apply with such modifications as may be necessary to make them valid and effective.

ARTICLE VII

TERM AND TERMINATION

Section 7.1 Duration and Renewal. The term of this Agreement shall commence on the date hereof and, unless terminated pursuant to Section 7.2, shall remain in full force and effect for any indefinite period of time until terminated by either Party hereto.

Section 7.2 Termination.

(a) The Service Company may terminate this Agreement:

(i) at any time upon written notice to the Company without Good Reason, in which case all Fees, Annual Performance Premium and other amounts due and payable prior to such date shall be immediately paid by the Company to the Service Company, and no further amounts shall be payable by the Company to the Service Company; or

(ii) upon the failure of the Company to obtain or renew within a reasonable period after the expiration thereof an appropriate visa, work permit or similar document required for the Delegee to perform the Services hereunder as contemplated by the Parties, in which case, in addition to all Fees and other amounts due and payable prior to such date, the Service Company shall be entitled to (i) a lump sum payment equal to six months’ Management Service Fee at the then prevailing level; (ii) the Annual Performance Premium pro-rata to the time actually worked by the Delegee in the year of said termination; (iii) the payments and benefits set forth in Section 7.2(b)(vi)(ii); and (iv) a monthly payment equal to the then prevailing monthly amount of Lump Sum and the use by the Delegee of a company car and mobile telephone which shall continue for a period of 12 months after said termination, provided that the Delegee remains in Hungary without being employed either by the Service Company or any other Person, plus all Repatriation Costs; or

(iii) at any time if the Company and/or any of its Affiliates engage in any action which results in any of the following without the consent of the Service Company (any such result shall constitute “Good Reason” for purposes of this Agreement):

(A) a reduction in the Fee, target Annual Performance Premium or other fees and benefits provided hereunder;

(B) a diminution in the Delegee’s duties or responsibilities;

(C) the relocation of the Delegee’s office location outside of a 50 kilometers radius of the greater Budapest area; or

(D) a breach of any material provision of this Agreement or any other agreement between the Company or any of its Affiliates and the Service Company or the Delegee.

provided, however, that (A) good reason (x) shall not be deemed to exist unless notice of termination on account thereof (specifying a termination date no later than 60 days from the date of such notice) is given no later than 30 days after the time at which the event or condition purportedly giving rise to good reason first occurs or arises and (y) shall not be deemed to exist at any time at which there exists an event or condition which could serve as the basis of a termination by the Company of this Agreement for cause; and (B) if there exists (without regard to this clause (B)) an event or condition that constitutes good reason, the Company shall have 15 days from the date notice of such a termination is given to cure such event or condition and, if the Company does so, such event or condition shall not constitute good reason hereunder; and provided, further, that if the Service Company terminates this Agreement for any reason set forth in this Section 7.2(a)(iii), the Service Company shall be entitled to the payments and benefits set forth in Section 7.2(b)(vi).

(b) The Company may terminate this Agreement:

(i) at any time during the term of this Agreement, if the Service Company shall have terminated the delegation to the Company of any Delegee and shall have failed to agree with the Company on the identity of a replacement Delegee to be seconded to the Company hereunder within 15 days after said termination;

(ii) at any time, upon the material breach of this Agreement by the Service Company, if the Company shall have provided written notice of such material breach to the Service Company and the Service Company shall have failed to cure such material breach within 15 days after receipt of said notice;

(iii) at any time, upon breach by the Delegee of his or her undertaking provided pursuant to Section 3.4(h) or of any Mandatory Perfunctory Agreement to which the Delegee and the Company (or any Affiliate of the Company) are parties from time to time;

(iv) at any time, if any Delegee shall have committed any of the following:

(A) any act of gross misconduct or repeated or continued (after written warning) other serious breach of his or her instructions from the Board (or, if seconded to Invitel or HTCC, the Chairman);

(B) is convicted of any criminal offence punishable with imprisonment which directly or indirectly harms the Company, any Affiliate of the Company or prevents the Delegee from performing the Services;

(C) commits any material act of dishonesty relating to the Company or an Affiliate of the Company or any of its or their employees or otherwise (the acts or omissions referred to in this Section 7.2(b)(iv), together with any acts or omissions referred to in Section 7.2(b)(ii) shall constitute Cause for purposes of this Agreement);

(v) at any time, if any of the following shall have occurred with respect to any Delegee, and the Service Company shall failed to agree with the Company on the identity of a replacement Delegee to be seconded to the Company hereunder within 15 days after the written request of the Company:

(A) the Delegee becomes bankrupt or makes any arrangement or composition with his creditors generally, in which case, in addition to all Fees and other amounts due and payable prior to such date, the Service Company shall be entitled to a monthly payment equal to the then prevailing monthly amount of Lump Sum and the use of a company car and mobile telephone which shall continue for a period of three months after said termination, provided that the Delegee remains in Hungary without being employed either by the Service Company or any other Person, plus all Repatriation Costs;

(B) the Delegee is in the reasonable opinion of the Board substantially unable to provide the Services hereunder due to illness or incapacity for any consecutive or non-consecutive 45 days in a calendar year, in which case, in addition to all Fees and other amounts due and payable prior to such date, the Service Company shall be entitled to a monthly payment equal to the then prevailing monthly amount of Lump Sum and the use of a company car and mobile telephone which shall continue for a period of three months after said termination, provided that the Delegee remains in Hungary without being employed either by the Service Company or any other Person, plus all Repatriation Costs; or

(C) the Delegee shall become of unsound mind or become a patient under the Mental Health Act 1983 or its equivalent, in which case, in addition to all Fees and other amounts due and payable prior to such date, the Service Company shall be entitled to a monthly payment equal to the then prevailing monthly amount of Lump Sum and the use of a company car and a mobile telephone which shall continue for a period of three months after said termination, provided that the Delegee remains in Hungary without being employed either by the Service Company or any other Person, plus all Repatriation Costs; or

(vi) at any time, without “Cause,” upon payment to the Service Company of all of the following amounts: (A) all Fees and other amounts due and payable prior to such date; and (B) a lump sum payment equal to 12 months’ Management Service Fee at the then prevailing level, plus (i) the Annual Performance Premium pro-rata to the time actually worked by the Delegee in the year of said termination; (ii) the Trigger Event Bonus, multiplied by the fraction in which the numerator is the number of actual days between the completion date of the Sale and the date of termination and the denominator is the number of days between the completion date of the Sale and the date of the Trigger Event, payable at such time as such Trigger Event Bonus would be payable pursuant to, and in accordance with the provisions of, Section 4.5 hereof; and (iii) a monthly payment equal to the then prevailing monthly amount of Lump Sum and the use by the Delegee of a company car and a mobile telephone which shall continue for a period of six months after said termination, provided that the Delegee remains in Hungary without being employed either by the Service Company or any other Person, plus all Repatriation Costs.

(c) If the Company terminates this Agreement for any reason set forth in Section 7.2(b)(i)-(iv) above, the Company’s sole obligation to the Service Company shall be to pay all Fees, Annual Performance Premium and other amounts due and payable prior to such date.

(d) If the Company terminates this Agreement for any reason set forth in Section 7.2(b)(v)-(vi) above (or the Service Company terminates this Agreement for any reason set forth in Section 7.2(a)(iii) above), at the request of the Service Company, the Company shall assume the obligations of the Delegee under his or her residential housing lease if and to the extent the term of such lease extends more than three months after said termination; provided that such term shall not extend more than 12 months after said termination.

(e) Upon termination of this Agreement for any reason set forth in Section 7.2(a)(i) to (iii) or Section 7.2(b)(vi), in exchange for the benefits received under this Agreement, the Service Company shall be required to execute and deliver to the Company a general release of claims in form and substance mutually and reasonably satisfactory to the Parties, it being understood that such release shall not apply to Service Company’s rights to any payments or benefits due under this Agreement, any rights the Delegee may have to indemnification and to coverage under directors’ and officers’ liability and similar insurance maintained by the Company or any of its Affiliates, or any rights the Delegee may have under the Purchase Agreement or any related agreements or as a stockholder of HTCC.

Section 7.3 Consequences of Termination. Article VI and Section 8.1 shall survive the termination of this Agreement.

ARTICLE VIII

GENERAL TERMS AND CONDITIONS

Section 8.1 Governing Law; Dispute Resolution.

(a) The interpretation and construction of this Agreement, and the rights and obligations of the parties hereto and any disputes, controversies or claims (“Disputes”) relating to this Agreement, shall be governed by the laws of England and Wales without reference to the conflict of laws rules thereof.

(b) (i) Any Dispute arising out of, relating to or in connection with this Agreement, including any question regarding its existence, validity or termination, or regarding a breach thereof, shall be referred to, and finally settled by, international arbitration under and in accordance with the Rules of Arbitration of the ICC in effect on the date of this Agreement, which Rules are deemed to be incorporated by reference into this clause (b).

(ii) The place of the arbitration shall be Geneva, Switzerland, and the award shall be deemed to have been made there. The arbitral tribunal may, however, hold hearings, meetings or sessions anywhere convenient upon the agreement of the parties. The language of the arbitration shall be English (all documents in another language than English being submitted with official translations).

(iii) The Company shall nominate one arbitrator, the Service Company shall nominate one arbitrator, and a third arbitrator, who shall serve as chairman, shall be appointed by the Secretary General if the first two arbitrators cannot agree upon a chairman within 30 days of the confirmation of the second of the first two arbitrators.

(iv) In the event the Company or the Service Company shall fail to nominate an arbitrator, such arbitrator shall be appointed by the Secretary General, who shall also appoint and designate a Chairman.

(v) The award shall be in writing and shall state the reasons upon which it is based. The award shall be final and binding upon the parties, who undertake to carry it out without delay and without recourse to judicial proceedings in any jurisdiction whatsoever seeking annulment, setting aside, modification or any diminution or impairment of its terms of effect.

Section 8.2 Entire Agreement. Except as otherwise specified herein, this Agreement contains the entire agreement between the Parties hereto relating to the subject matter hereof and supersedes all prior agreements and undertakings between the parties hereto relating to the subject matter hereof.

Section 8.3 Waivers and Amendments. All waivers, amendments and other modifications hereof shall be in writing and signed by each of the Parties.

Section 8.4 Severability. Whenever possible, each provision of this Agreement shall be interpreted in such manner as to be effective and valid under applicable law, but if any provision of this Agreement shall be unenforceable or invalid under applicable law, such provision shall be ineffective only to the extent of such unenforceability or invalidity, and the remaining provisions of this Agreement shall continue to be binding and in full force and effect. In the event that all or any part of a provision of this Agreement shall be unenforceable or invalid under applicable law, the Parties agree to negotiate in good faith another provision which is as similar as possible in terms and effect to the first mentioned provision but which is enforceable and valid.

Section 8.5 Notices. All notices, requests, demands, waivers and other communications provided for herein shall be in writing and shall be deemed to have been duly given (i) when delivered by hand, on the date of delivery, (ii) on the date of receipt specified in any return receipt when mailed by certified or registered mail, return receipt requested, with postage prepaid, or sent by DHL or other recognized international courier service or (iii) when sent by telex, telegram or telecopy (with receipt confirmed), on the date of transmission, and in each case (as appropriate) in accordance with the following addresses and telecopy numbers:

(a) if to the Company, to:

c/o Hungarotel Távközlési Zrt.

Dorottya Udvar

Bocskai ut 134-146

H-1113 Budapest

Hungary

Attention: Henrik Scheinemann

With a copy (which shall not constitute notice) to:

Clifford Chance US LLP

31 W. 52nd Street

New York, New York 10019

USA

Fax: +1 (212) 878-8375

Attention: Viqar Shariff

(b) if to the Service Company, to:

VISION 10 LIMITED Top Floor,

14 Athol Street,

Douglas, Isle of Man,

IM1 1JA

Attention: Jill Manning

Facsimile number: +44 1624 619 989

Section 8.6 Assignment; Successors. This Agreement may not be assigned by either party hereto without the prior agreement of the other party. This Agreement shall be binding on and inure to the benefit of the parties hereto and their successors.

Section 8.7 Independent Contractors. Nothing in this Agreement shall be construed to provide either Party with any rights or obligations as the agent, legal representative, joint venturer, partner, employee or servant of the other Party in any form or manner whatsoever. Each Party is an independent contractor and is in no way authorized to offer or conclude any contract, agreement, warranty or representation or to create any obligation, express or implied, on behalf of the other Party. Neither Party shall be in any way liable for any act, omission, debt or other obligation of the other Party.

Section 8.8 Section Headings. The section and clause headings in this Agreement are for reference purposes only and shall not affect in any way the meaning or interpretation of this Agreement.

IN WITNESS WHEREOF, this Agreement has been executed by the Parties and is intended to be and is hereby delivered on the date first above written

MAGYAR TELECOM B.V.

By:
Name:
Title: Director

By:
Name:
Title: Director

VISION 10 LIMITED

By:
Name:
Title: Director

By:
Name:
Title:

Amended and Restated Management Service Contract

Schedule 2.4(h)

To Management Services Agreement

Undertaking of Chief Executive Officer

April 27, 2007

Martin Lea

Dear Sir/Madam:

Reference is made to the Management Services Agreement, dated 7th July 2004, as amended and restated on April 27, 2007 (the “Agreement”), between MAGYAR TELECOM B.V. and VISION 10 LIMITED.

Unless the context requires otherwise, capitalized terms used herein without definition have the meanings assigned to them in the Agreement.

By your countersignature in the appropriate space below, you acknowledge and agree as follows:

1. You have received and reviewed a copy of the Agreement, and are familiar with and understand the terms thereof.

2. You have been selected by the Service Company to serve as the Chief Executive Officer in accordance with the terms and subject to the conditions of the Agreement and re-affirm your willingness to serve in such capacity.

3. In consideration of the benefits you will receive from the Service Company (in salary, bonuses, commissions or otherwise) in relation to your service as the Chief Executive Officer under the Agreement, you shall be bound vis-à-vis the Company, HTCC and the subsidiaries of HTCC by the terms of Section 3.4, Articles V, VI and VII and Section 8.1 (which are incorporated herein by reference) as if you were the Service Company thereunder.

Yours sincerely,

MAGYAR TELECOM B.V.

Acknowledged and agreed as of the date first set forth above.

Martin Lea

Sch. 2.4(h)-1

Exhibit A

Upon the completion of a Trigger Event, as described in Section 3.5 above, the Trigger Event Bonus shall be calculated as follows:

1.	39.47% of USD $4 million, plus

2	39.47% of the net present value (using a discount rate of 10% per annum) of 10% of the increase in the equity value of HTCC implied by the increase in the Per Share Consideration (as defined in the Purchase Agreement) over the Agreed HTCC Share Price (as defined in the Purchase Agreement), but not less than zero.

For purposes hereof, equity value shall be determined by multiplying the Per Share Consideration or the Agreed HTCC Share Price, as the case may be, by the total number of shares of HTCC common stock outstanding, on a fully-diluted basis, on the date of the Trigger Event, in the case of the Per Share Consideration and on the date of the completion of the transactions contemplated by the Purchase Agreement, in the case of the Agreed HTCC Share Price.

In the event of any change in the outstanding HTCC common stock as a result of any stock split, spin-off, stock dividend, reverse stock split, stock combination, or reclassification, recapitalization or merger, or similar event, the HTCC Agreed Share Price shall be adjusted appropriately to take account of such change.

Exh. A-1